October 25, 2006


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 in the Form 8-K dated October 19, 2006, of Mid-Power Service Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements therein, except that we are not in a position to agree or disagree with the statements in Item 4.01 regarding Whitley Penn or the approval of Whitley Penn by the Board of Directors.

Very truly yours,

/s/  Tanner LC